UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
_______________________________

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): September 30, 2014 (September 30, 2014)

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ENDO INTERNATIONAL PLC
(Exact Name of Registrant as Specified in Its Charter)
_______________________________

Ireland	001-36326	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

33 Fitzwilliam Square, Dublin 2 Ireland	Not Applicable
(Address of principal executive offices)	(Zip Code)
Registrant's telephone number, including area code 011-353-1-669-6634
Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.
As previously disclosed, since 2008, AMS, and more recently, in certain cases the Company or certain of its subsidiaries, have been named as defendants in multiple lawsuits in various federal and state courts, as well as in Canada, Scotland, and the UK alleging personal injury resulting from the use of transvaginal surgical mesh products designed to treat POP and SUI. Plaintiffs in these suits allege various personal injuries including chronic pain, incontinence and inability to control bowel function and permanent deformities. On February 7, 2012, a multidistrict litigation (MDL) was formed, and cases pending in federal courts are now consolidated in the Southern District of West Virginia as part of MDL No. 2325. Similar cases in various state courts around the country are also currently pending.
As previously disclosed AMS and certain plaintiffs’ counsel representing mesh-related product liability claimants have entered into various agreements in principle, which were ultimately memorialized in Master Settlement Agreements (MSAs) to resolve up to approximately 21,700 filed and unfiled mesh claims handled or controlled by the participating counsel. The agreements in principle and MSAs were entered into solely by way of compromise and settlement and are not in any way an admission of liability or fault by the Company or AMS.
As of September 30, 2014, AMS has entered into additional MSAs with plaintiffs’ counsel to settle up to approximately 20,000 additional filed and unfiled mesh claims handled or controlled by the participating counsel, including the vast majority of claims covered by settlement negotiation tolling agreements. The Company expects that these additional agreements will settle substantially all of AMS’s known U.S. mesh claims. Like the prior MSAs discussed above, these new MSAs were entered into solely by way of compromise and settlement and are not in any way an admission of liability or fault by the Company or AMS.
All MSAs discussed above, are subject to a process that includes guidelines and procedures for administering the settlements and the release of funds, and have participation thresholds requiring participation by the vast majority of claims represented by each law firm. If certain participation thresholds are not met, then AMS will have the right to terminate the settlement with that law firm. In addition, one agreement gives AMS a unilateral right of approval regarding which claims may be eligible to participate under that settlement. To the extent fewer claims than are authorized under an agreement participate, the total settlement payment under that agreement will be reduced by an agreed-upon amount for each such non-participating claim. Distribution of funds to any individual claimant is conditioned upon a full release and a dismissal of the entire action or claim as to all AMS parties and affiliates. Prior to receiving funds, an individual claimant shall represent and warrant that liens, assignment rights, or other claims that are identified in the claims administration process have been or will be satisfied by the individual claimant. The amount of settlement awards to participating claimants, the claims evaluation process and procedures used in conjunction with award distributions, and the negotiations leading to the settlement shall be kept confidential by all parties and their counsel.
Based on new facts and circumstances learned through the litigation and settlement process, and taking into account the settlement agreements described above, the Company expects to incur an incremental pre-tax charge, in the third quarter of 2014, increasing the Company’s product liability accrual for all known, pending and estimated future claims primarily related to vaginal mesh products to approximately $1.6 billion. AMS expects to fund the payments under all settlements in 2014, 2015, 2016 and 2017. To date, the company has paid approximately $200 million into qualified settlement funds pursuant to the terms of previously announced agreements. As the funds are disbursed out of the qualified settlement accounts from time to time, the product liability accrual will be reduced accordingly. AMS and the Company intend to contest vigorously all currently remaining pending cases and any future cases that may be brought, if any, and to continue to explore other options as appropriate in the best interests of the Company and AMS. However, it is not possible at this time to determine with certainty the ultimate outcome of these matters or the effect of potential future claims. We will continue to monitor each related legal claim and adjust the accrual for new information and further developments. It is possible that the outcomes of such cases could result in additional losses that could have a material adverse effect on our business, financial condition, results of operations and cash flows.

A copy of the press release announcing the various settlement agreements is furnished as Exhibit 99.1 hereto and is incorporated herein by reference. The information disclosed in Exhibit 99.1 is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended, nor shall it be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended, except as expressly set forth in such filing.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired.
Not applicable.

(b)	Pro Forma Financial Information.
Not applicable.

(c)	Shell Company Transactions.
Not applicable.

(d)	Exhibits.

Exhibit Number	Description
The following document is furnished as an Exhibit pursuant to Item 8.01 hereof.
99.1	Press Release of Registrant, dated September 30, 2014

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ENDO INTERNATIONAL PLC
(Registrant)

By:	/s/ CAROLINE B. MANOGUE
Name:	Caroline B. Manogue
Title:	Executive Vice President, Chief Legal Officer
Dated: September 30, 2014

INDEX TO EXHIBITS

Exhibit Number	Description
The following document is furnished as an Exhibit pursuant to Item 8.01 hereof.
99.1	Press Release of Registrant, dated September 30, 2014